EXHIBIT 99.01

Contact:	Jessica Neville Vice President, Marketing and Public Relations VendingData Corporation 702-733-7195 neviille@vendingdata.com	James E. Crabbe Chairman VendingData Corporation 971-235-9101 jcrabbe@vendingdata.com

Yvonne L. Zappulla Managing Director Wall Street Investor Relations Corp. 212-681-4108 Yvonne@WallStreetIR.com

VendingData™ Corporation Announces That Court Enjoins the Use in the
United States of the PokerOneTM Shuffler from Dealing Hands of Playing Cards

LAS VEGAS, Nevada (PRNewswire) - November 30, 2004 - VendingData™ Corporation (AMEX: VNX), a manufacturer and distributor of products for the gaming industry that are intended to increase customers’ security, productivity and profitability, announced that the United States District Court, District of Nevada, granted the Motion for Preliminary Injunction filed by Shuffle Master, Inc. to the extent that the PokerOne™ Shuffler deals pre-set hands of playing cards in the United States. The preliminary injunction does not prohibit the use of the PokerOne™ Shuffler to shuffle full decks of playing cards nor the sale of the PokerOne™ Shuffler for such purpose. The preliminary injunction will be issued upon the posting a $3,000,000 bond by Shuffle Master with the Court. VendingData intends to modify the PokerOne™ Shuffler in light of statements made by the judge and file emergency motions to vacate or modify the preliminary injunction.

VendingData President and Chief Executive Officer Steven J. Blad commented: “We regret that the Court chose to issue the preliminary injunction at this time. We look forward to the opportunity to a trial on the merits and hope to obtain a decision of the Court in favor of VendingData in this very important matter. VendingData will continue to market and sell the PokerOne™ Shuffler in the United States for full deck shuffling purposes and will focus our marketing efforts outside of the United States where we are not enjoined by this Court’s ruling. This decision may place significant short-term pressure on the company’s liquidity and financial condition. Management will immediately seek sources to cover our short-term and long-term liquidity needs. We cannot make assurances of what our success will be or the short-term or long-term effects on the company’s financial position.”

The Motion for Preliminary Injunction related to the action brought by Shuffle Master against us on October 5, 2004 in the United States District Court, District of Nevada (Case No. CV-S-04-1373-JCM-LRL). Shuffle Master alleges that the use, importation and offering for sale of the PokerOne™ Shuffler infringes Shuffle Master’s United States Patent No. 6,655,684. On October 25, 2004, we filed our answer and counterclaim that denies Shuffle Master’s allegations of patent infringement and requests that the Court enter a declaratory judgment of non-infringement. On October 14, 2004, Shuffle Master filed a Motion for Preliminary Injunction seeking to enjoin us from selling the PokerOne™ Shuffler in the United States during the pendency of this lawsuit. Although the Court granted the Motion for Preliminary Injunction as set forth above, we continue to believe that the action is without merit and intend to vigorously defend our intellectual property rights.

About VendingData™ Corporation

VendingData™ Corporation is a Las Vegas-based developer, manufacturer and marketer of products for the gaming industry including the SecureDrop® System, Deck Checker™ and Random Ejection Shuffler™ line. We are committed to the cost-effective development and manufacture of additional new products as a key component of our strategy to broaden our product offerings to the gaming industry. Our products are currently installed in casinos throughout the United States, including Caesars Palace, Circus Circus, Harrah's Entertainment, Luxor, Oneida Bingo & Casino and the Venetian. International customers include casinos in Argentina, China, Columbia, Korea, Malaysia, Peru, United Kingdom, and Uruguay. Visit the VendingData Web site at http://www.vendingdata.com.

This release contains forward-looking statements. Such statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: adverse rulings or other developments in pending or future litigation; impact of shuffler sales based on limitations imposed by the preliminary injunction; availability of outside sources of financing to cover our short-term and long-term liquidity needs; and the risks and factors described from time to time in the reports filed with the Securities and Exchange Commission.

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